Exhibit 3.1

ARTICLES OF AMENDMENT

OF

IVEDA SOLUTIONS, INC.

Pursuant to NRS 78.390, Iveda Solutions, Inc. (the “Corporation”) hereby adopts the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the Corporation is Iveda Solutions, Inc.

2.	The Corporation is authorized to issue One Hundred Million (100,000,000) shares of preferred stock with a par value of $0.00001 per share (the “Preferred Stock”); Ten Million (10,000,000) shares of which are designated as Series A Preferred Stock.

3.	The Corporation desires to designate a new series of Preferred Stock, such designations to be the Series B Preferred Stock.

4.	Section 1 “Capital Stock” of the Articles of Incorporation is amended by the addition of new Sections 1.2 be inserted immediately following the last paragraph of Section 1:

1.2 Designation of Rights, Preferences and Restrictions of Series B Preferred Stock: 500 shares of the Preferred Stock, $0.00001 par value per share, of the Corporation are hereby constituted as a series of the Preferred Stock designated “Series B Preferred Stock.” The rights, preferences, privileges, and restrictions granted to and imposed upon the Series B Preferred Stock are as set forth below. References herein to section numbers and paragraphs shall be deemed to be references to the sections and paragraphs of this Section 1.2.

1. Dividend Provisions.

(a)                 Each share of the Series B Preferred Stock shall accrue cumulative dividends (the “Series B Dividend”) at the rate of 9.5% per annum of the original issue price per share of $10,000.00 for the Series B Preferred Stock (as adjusted for stock splits, stock dividends, stock combinations, reclassifications and the like, the “Original Issue Price”). Dividends on the Series B Preferred Stock shall accrue daily, commence accruing on the issuance of each such share of Series B Preferred Stock, compound annually, be computed on the basis of a 360-day year consisting of twelve 30-day months. All accrued but unpaid dividends on the Series B Preferred Stock shall be paid before any dividends shall be declared, set apart for or paid upon any Junior Stock or Parity Stock. Beginning on July 1, 2015 and on quarterly period thereafter on October 1, January 1, April 1 and July 1, all accrued but unpaid dividends on the Series B Preferred Stock shall be paid in (i) cash, or (ii) at the Corporation’s option, in shares of Common Stock, where the number of shares of Common Stock issuable as payment for such dividends shall be determined by the quotient obtained by dividing (x) the amount of dividends to be paid on such payment date by (y) the lower of (1) the Conversion Price (subject to adjustment as set forth in Section 4(d) below) and (2) 80% of the Market Price for one share of Common Stock; provided, that any shares of Common Stock to be issued as payment of a dividend must be Fully Registered. Dividends on the Series B Preferred Stock shall be cumulative and shall continue to accrue and compound whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year, so that if in any fiscal year or years, dividends in whole or in part are not paid upon the Series B Preferred Stock, unpaid dividends shall accumulate as against the holders of Junior Stock and holders of Parity Stock. All accrued but unpaid dividends on the Series B Preferred Stock shall be payable upon the occurrence of a Liquidation Transaction (as defined below) in accordance with Section 2 below, or upon conversion to Common Stock, in accordance with Section 4 below. The Series B Preferred Stock shall participate with the Common Stock, on an as-converted basis, with respect to any dividend or distribution declared or paid on the Common Stock.

(b)                 Definitions.

(i)                   “Market Price” means the 10-day VWAP, as reported by the HP function in Bloomberg LP, for the period ending on, but not including, the date of determination.

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(ii)                 “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the principal trading market on which the Common Stock is then listed or quoted on a national securities exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on such national securities exchange on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is the principal trading market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Series B Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

(iii)                “Fully Registered” mean, with respect to shares of Common Stock, shares that are currently are, and for at least the one hundred twenty days will be, (i) registered for resale pursuant to an effective registration statement providing for resale by the holders thereof without restriction under federal securities laws and without restriction by the Corporation, its affiliates or any person acting on behalf thereof, or (2) saleable by the holders thereof under Rule 144 with restriction (including pursuant to volume, holding periods or current public information requirements).

2. Liquidation.

(a) Preference. In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Series A Preferred Stock and Common Stock by reason of their ownership thereof but after distribution of any assets of the corporation to the holders of any class of Preferred Stock with distribution rights senior to the Series B Preferred Stock, an amount per share equal to 100% of the applicable Original Issue Price for each share of Series B Preferred Stock then held by them, plus accrued but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Participating Distribution. Upon the completion of the distribution required by Section 2(a) above and the distribution required to be made to holders of any other class or series of Preferred Stock, if assets remain in the corporation, the holders of the Common Stock and holders of the Preferred Stock shall receive such remaining assets ratably, in proportion to the amount each holder is entitled to receive, with each share of Preferred Stock being treated as an equivalent to the number of shares of Common Stock into which it is convertible.

(c) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the corporation shall be deemed to occur if the corporation shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the corporation) (any such transaction, a “Liquidation Transaction”), provided that none of the following shall be considered a Liquidation Transaction: (A) a merger effected primarily for the purpose of changing the domicile of the corporation, (B) an equity financing in which the corporation is the surviving corporation, or (C) a transaction in which the shareholders of the corporation immediately prior to the transaction own 50% or more of the voting power of the surviving corporation following the transaction.

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(ii) Valuation of Consideration. In the event of a Liquidation Transaction as described in Section 2(c)(i) above, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value determined by the Board of Directors. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) if traded on a securities exchange, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified time period;

(2) if actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) Notice of Liquidation Transaction. The corporation shall give each holder of record of Series B Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the shareholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The Liquidation Transaction shall in no event take place sooner than 10 days after the corporation has given the first notice provided for herein or sooner than 10 days after the corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Section 2, all notice periods or requirements in the corporation’s Articles of Incorporation may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the voting power of the outstanding shares of Series B Preferred Stock that are entitled to such notice rights.

3. Redemption. The Corporation shall have the right to redeem all, but not less than all, outstanding shares of Series B Preferred Stock as set forth in this Section 4 (a “Corporation Optional Redemption”).

(a) Mechanics of Corporation Optional Redemption. The Corporation may exercise its right to require redemption under this Section 3 from time to time by delivering a written notice thereof by facsimile, e-mail or otherwise (with actual receipt confirmed by each such holder) to all, but not less than all, of the holders of shares of Series B Preferred Stock (the “Corporation Optional Redemption Notice” and the date all of the holders receive such notice is referred to as the “Corporation Optional Redemption Notice Date”); provided that all of the Equity Conditions have been satisfied as of the Corporation Optional Redemption Notice Date and the Corporation Optional Redemption Date. The Corporation Optional Redemption Notice shall (x) state the aggregate number of shares of Series B Preferred Stock subject to the applicable Corporation Optional Redemption and the number of shares of Series B Preferred Stock to be redeemed from each holder and (y) state the date on which the applicable Corporation Optional Redemption shall occur (each a “Corporation Optional Redemption Date”), which date shall not be less than twenty (20) Trading Days following the Corporation Optional Redemption Notice Date. For purposes of this Section 4, the “Equity Conditions” shall mean all of the following: (i) the VWAP of the Common Stock on its principal trading market shall exceed $2.00 (as adjusted for stock splits, stock dividends, stock combinations, reclassifications and the like for the Common Stock) for each of the 20 trading days prior to each of the Corporation Optional Redemption Notice Date and the Corporation Optional Redemption Date; (ii) the average daily trading volume of the Common Stock on the principal trading market for the Common Stock for the twenty (20) trading days ending one trading day prior to such date exceeds 100,000 shares a day; (iii) the Corporation shall not have suffered a material adverse changes relating to the business, assets, operations properties, condition (financial or otherwise) or prospects of the Corporation and its subsidiaries and there is no event or circumstance that is reasonably likely to result in such a material adverse change, (iv) the shares of Common Stock issuable upon conversion of the Series B Preferred Stock are Fully Registered and (v) the holder shall not be in possession of material non-public information from the Corporation, any of its affiliates or any person acting on behalf of any of the foregoing.

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(b) Payment of Optional Redemption Price. The redemption price for each share of Series B Preferred Stock subject to the applicable Corporation Optional Redemption shall be determined as of the applicable Corporation Optional Redemption Date and shall be equal to the sum of (i) the Original Purchase Price for such share of Series B Preferred Stock plus (ii) an amount equal to the accrued (to the Optional Corporation Redemption Date) but unpaid Series B Dividends (the sum of clauses (i) and (ii) is referred to herein as the “Corporation Optional Redemption Amount”). The Corporation shall pay the applicable Corporation Optional Redemption Amount for each share of Series B Preferred Stock subject to the applicable Corporation Optional Redemption on the applicable Corporation Optional Redemption Date. Notwithstanding anything to the contrary in this Section 3, until the applicable Corporation Optional Redemption Amount is paid in full to the applicable holder for a share of Series B Preferred Stock subject to the applicable Corporation Optional Redemption, such share of Series B Preferred Stock may be converted, in whole or in part, by such holder into Common Stock pursuant to Section 4, provided that in the event that such Holder elects to convert all or any portion of such holder’s shares of Series B Preferred Stock subject to a Corporation Optional Redemption on or after the date of the applicable Corporation Optional Redemption Notice and prior to payment of the applicable Corporation Optional Redemption Amount for such shares of Series B Preferred Stock, then such shares so converted shall no longer be subject to redemption from such holder under this Section 3 and the Corporation shall re-calculate the number of shares of Series B Preferred Stock to be redeemed from each holder in accordance with the provisions of this Section 3.

4. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 4(c), each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and from time to time, after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date of conversion. The initial Conversion Price per share of Series B Preferred Stock shall be $ . The initial Conversion Price shall be subject to adjustment as set forth in Section 4(d).

(b) Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock on December 31, 2017 at the applicable Conversion Price at the time in effect for such share on such date; provided, that the Common Stock to be issued upon such conversion shall be Fully Registered and the Corporation shall meet satisfy clauses (ii) through (v) of the definition of Equity Conditions.

(c)	Mechanics of Conversion.

(i)                   To convert a share of Series B Preferred Stock into validly issued, fully paid and non-assessable shares of Common Stock on any date (a “Conversion Date”), a holder shall deliver (whether via facsimile, e-mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the share(s) of Series B Preferred Stock subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. If required by Section 4(c)(iii), within five (5) Trading Days following a conversion of any such Series B Preferred Stock as aforesaid, such holder shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates representing the share(s) of Series B Preferred Stock (the “Preferred Share Certificates”) so converted as aforesaid; provided, however, that on the date of an automatic conversion, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent; provided further, however, that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Series B Preferred Stock are delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an automatic conversion, each holder of record of shares of Series B Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series B Preferred Stock shall not have been surrendered at the office of the corporation, that notice from the corporation shall not have been received by any holder of record of shares of Series B Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

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(ii) On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice, the Corporation shall (1) provided that either a registration statement for the resale by such holder of the applicable shares of Common Stock issuable upon such conversion of such shares of Series B Preferred Stock is effective or such shares of Common Stock are otherwise eligible for resale without restriction (including, without limitation, volume limitations) pursuant to Rule 144 promulgated by the SEC (as defined below) under the 1933 Act (as defined below) and that the Corporation’s transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such holder or its designee, for the number of shares of Common Stock to which such holder shall be entitled. If the number of shares of Series B Preferred Stock represented by the stock certificates submitted for conversion pursuant to Section 4(c)(iii) is greater than the number of shares of Series B Preferred Stock being converted, then the Corporation shall if requested by such holder, as soon as practicable and in no event later than three (3) Trading Days after receipt of such stock certificates(s) and at its own expense, issue and deliver to such holder (or its designee) a new stock certificate representing the number of shares of Series B Preferred Stock not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of public Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Series B Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(iii) Book-Entry. Notwithstanding anything to the contrary set forth in this Section 4, upon conversion of any shares of Series B Preferred Stock in accordance with the terms hereof, no holder thereof shall be required to physically surrender the certificate representing the shares of Series B Preferred Stock to the Corporation following conversion thereof unless (A) the full or remaining number of shares of Series B Preferred Stock represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Corporation as contemplated by this Section 4(c)(iii)) or (B) such holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of shares of Series B Preferred Stock upon physical surrender of any shares of Series B Preferred Stock. Each holder and the Corporation shall maintain records showing the number of shares of Series B Preferred Stock so converted by such holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such holder and the Corporation, so as not to require physical surrender of the certificate representing the shares of Series B Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of shares of Series B Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any shares of Series B Preferred Stock, the number of shares of Series B Preferred Stock represented by such certificate may be less than the number of shares of Series B Preferred Stock stated on the face thereof.

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(iv)               Taxes. The Corporation shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of shares of Series B Preferred Stock.

(v)                 Limitations on Exercise. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the holder upon any conversion of the Series B Preferred Stock (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by the holder and its affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act, does not exceed 9.999% of the total number of then issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise), it being acknowledged by the holder that the Corporation is not representing to such holder that such calculation is in compliance with Section 13(d) of the Securities Exchange Act and such holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this section applies, the determination of whether shares of Series B Preferred Stock is convertible (in relation to other securities owned by such holder) and of which a portion of the Series B Preferred Stock is convertible shall be in the sole discretion of a holder, and the submission of a Notice of Conversion shall be deemed to be the holder’s determination of whether such shares of Series B Preferred Stock is convertible (in relation to other securities owned by such holder) and of which portion of the Series B Preferred Stock is convertible, in each case subject to such aggregate percentage limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Securities Exchange Act and the rules and regulations promulgated thereunder. For purposes of this section, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other notice by the Corporation or the its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the holder, the Corporation shall within three (3) Trading Days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. This provision shall not restrict the number of shares of Common Stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a Fundamental Transaction as contemplated in Section 8. Notwithstanding anything herein to the contrary, the foregoing limitation shall not apply in the event of any determination for adjustment of the Conversion Price pursuant to Section 4 or for the determination of any dividend or other distribution on the Series B Preferred Stock.

(d) Conversion Price Adjustments. The applicable Conversion Price of each share of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Stock Splits and Dividends. In the event the corporation should fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or securities or rights convertible into, or entitling the holder thereof to receive additional shares of Common Stock (“Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding or the shares of Common Stock issuable with respect to Common Stock Equivalents.

(ii) Reverse Stock Splits. If the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

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(iii) Anti-Dilution. If at any time while the Series B Preferred remain outstanding the Corporation sells, grants or issues any Common Stock Equivalents entitling any person to acquire shares of Common Stock at an Effective Price per share that is lower than the then current Conversion Price for the Series B Preferred Stock (a “Dilutive Issuance”), then the Conversion Price shall be adjusted as of the close of business on the effective date of the Dilutive Issuance, to the Effective Price per share received by the Corporation for such issue or deemed issue of the Common Stock Equivalents; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $0.00001 of consideration for all such Common Stock Equivalents issued or deemed to be issued, provided, however, that in no event shall the Conversion Price after giving effect to such Dilutive Issuance be greater than the Conversion Price immediately prior to such Dilutive Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 4(d)(iii) in respect of an Exempt Issuance.

As used in this Section 4(d)(iii), the following terms shall have the meanings set forth below:

“Common Stock Equivalents” means Common Stock and any securities of the Corporation that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Exempt Issuance” means (i) any Common Stock Equivalents issued or issuable pursuant to options, warrants or other rights issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary, pursuant to equity incentive plans or other employee benefit arrangements; (ii) any Common Stock Equivalents issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the Conversion Date (including the Debentures, Warrants and New Warrants); (iii) any Common Stock Equivalents issued or issuable for consideration other than cash pursuant to a merger, consolidation, strategic alliance, acquisition or similar business combination; (iv) any Common Stock Equivalents issued or issuable in connection with any stock split, stock dividend, distribution or recapitalization by the Corporation; (v) any Common Stock Equivalents issued or issuable pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution; (vi) any Common Stock Equivalents issued or issuable to any broker or finder or its affiliates in connection with a financing transaction; and (v) any Common Stock Equivalents issued pursuant to conversion of the Series B Preferred Stock.

“Effective Price” means the quotient determined by dividing the total number of Common Stock Equivalents issued or sold, or deemed to have been issued or sold by the Corporation, into the total consideration received by the Corporation for such issue. In the event that the number of shares of Common Stock Equivalents or the Effective Price cannot be ascertained at the time of issuance, such Common Stock Equivalents shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, determinable.

(iv) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price of the Common Stock Equivalents, the additional consideration, if any, payable upon the conversion or exchange of the Common Stock Equivalents, or the rate at which the Common Stock Equivalents are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such Common Stock Equivalents still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(e) Other Distributions. In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i), then, in each such case for the purpose of this Section 4(e), the holders of Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

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(f) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of paragraph (d).

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 4, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and record such adjustment on its books and records or prepare and furnish to each holder of such Series B Preferred Stock a certificate, if certificates representing the Series B Preferred Stock have been issued, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a confirmation setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series B Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series B Preferred Stock.

(g) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Series B Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock plus such additional number of shares of Common Stock which the Corporation may reasonably issue as payment of Series B Dividends within the next eighteen (18) months; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock and the payment of such Series B Dividends, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation.

(i)  Insufficient Authorized Shares. If, notwithstanding Section 4(h) and not in limitation thereof, at any time while any of the shares of Series B Preferred Stock remain outstanding the Corporation does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the shares of Series B Preferred Stock at least a number of shares of Common Stock sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock plus such additional number of shares of Common Stock which the Corporation may reasonably issue as payment of Series B Dividends within the next eighteen (18) months (an “Authorized Share Failure”), then the Corporation shall promptly (but in no event later than one hundred eighty (180) days after the occurrence of such Authorized Share Failure) take all action reasonably necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve and have available at least a number of shares of Common Stock sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock plus such additional number of shares of Common Stock which the Corporation may reasonably issue as payment of Series B Dividends within the next eighteen (18) months. In connection therewith, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock or obtain the written consent of the holders of the required number of shares of Common Stock in lieu of such a meeting.

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(j) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series B Preferred Stock shall be deemed given when delivered personally or by overnight courier or sent by facsimile or electronic mail (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to each holder of record at his, her or its address or facsimile number appearing on the books of the corporation.

5. Voting.

(a) General. Except as expressly provided by this Section 5 or as provided by law, the holders of Series B Preferred Stock shall have no voting rights. To the extent that under the law the vote of the holders of the Series B Preferred Stock, voting separately as a series, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Required Holders shall constitute the approval of such action by the series. Holders of the Series B Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation’s bylaws and law).

6. Protective Provisions. So long as there are any shares of Series B Preferred Stock are outstanding, the corporation shall not either directly or indirectly by amendment, merger, consolidation or otherwise, without the approval of the holders of a majority of the then outstanding Series B Preferred Stock amend these Articles of Incorporation in any way to alter or change the rights, preferences or privileges of the Series B Preferred Stock in any manner.

7. Ranking. Except to the extent that the holders of at least a majority of the outstanding shares of Series B Preferred Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below), all shares of capital stock of the Corporation shall be junior in rank to all shares of Series B Preferred Stock with respect to the preferences as to dividends, distributions and payments upon a Liquidation Transaction (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Corporation shall be subject to the rights, preferences and privileges of the shares of Series B Preferred Stock. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Corporation shall not hereafter authorize or issue (i) any additional or other shares of capital stock that are of senior rank to the shares of Series B Preferred Stock in respect of the preferences as to dividends, distributions or payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”), (ii) any additional or other shares of capital stock that are of pari passu rank to the shares of Series B Preferred Stock in respect of the preferences as to dividends, distributions or payments upon a Liquidation Transaction (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date (or any other date requiring redemption or repayment of such shares of Junior Stock) that is prior to the Maturity Date.

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8. Fundamental Transactions. In lieu of, and not in addition to Section 2 above, if, at any time while shares of Series B Preferred Stock are outstanding (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person, in which the Corporation is not the survivor or the stockholders of the Corporation immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting securities of the surviving entity, (ii) the Corporation effects any sale of all or substantially all of its assets or a majority of its Common Stock is acquired by a third party, in each case, in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which all or substantially all of the holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 4 above) (in any such case, a “Fundamental Transaction”), then the holder shall have the right thereafter to receive (and may so elect in lieu of the provisions of Section 2), upon conversion of the Series B Preferred Stock, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of Common Stock then issuable upon conversion in full of all shares of Series B Preferred Stock without regard to any limitations on conversion contained herein (the “Alternate Consideration”). The Corporation shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to the Corporation, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or Person shall assume the obligation to deliver to the holder, such Alternate Consideration as, in accordance with the foregoing provisions, the holder may be entitled to receive, and the other obligations hereunder. The provisions of this Section 8 shall similarly apply to subsequent transactions analogous of a Fundamental Transaction type. Notwithstanding the foregoing, in the event of a Fundamental Transaction that, is (1) a transaction where the consideration paid to the holders of the Common Stock consists of cash, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (3) a Fundamental Transaction involving a person or entity not traded on the New York Stock Exchange, the NYSE MKT (formerly the American Stock Exchange), the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market, at the request of the holder delivered before the ninetieth (90th) day after such Fundamental Transaction, the Corporation (or the successor entity to the Corporation) shall purchase all shares of Series B Preferred Stock from the holder by paying to the holder, within five (5) Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unconverted portion of the Series B Preferred Stock on the date of such Fundamental Transaction. For purposes hereof, “Black Scholes Value” means the value of the Series B Preferred Stock based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Series B Preferred Stock as of such date of request and (ii) an expected volatility equal to the greater of (A) sixty percent (60%) and (B) the one hundred (100) day volatility obtained from the HVT function on Bloomberg determined as of the Trading Day immediately prior to the announcement of the Fundamental Transaction.

5. The Board of Directors of the Corporation adopted the amendment on December 31, 2014.

6. Pursuant to NRS 78.390 and Section 1 of the Articles of Incorporation, the shareholders of the Corporation were not required to approve the foregoing Articles of Amendment.

The foregoing amendment is executed by the undersigned, who is authorized to do so on behalf of the Corporation.

DATED this 15th day of January, 2015.

IVEDA SOLUTIONS, INC.

By	/s/ Robert J. Brilon
Robert J. Brilon
President and Chief Financial Officer

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EXHIBIT I

IVEDA SOLUTIONS INC.

CONVERSION NOTICE

Reference is made to the Article of Amendment to the Certificate of Incorporation for the Series B Convertible Preferred Stock of Iveda Solutions Inc. (the “Article of Amendment”). In accordance with and pursuant to the Article of Amendment, the undersigned hereby elects to convert the number of shares of Series B Preferred Stock (as defined in the Article of Amendment) indicated below into shares of Common Stock (as defined in the Article of Amendment) as of the date specified below.

Date of Conversion:

Number of shares of Series B Preferred Stock to be converted:

Share certificate no(s). of Series B Preferred Stock to be converted:

Tax ID Number (If applicable):

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock into which the shares of Series B Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Holder:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

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